Exhibit 99.3

LAZYDAYS HOLDINGS, INC. ANNOUNCES LEADERSHIP TRANSITION

William Murnane Stepping Down as Chairman and CEO

Robert DeVincenzi to Become Interim CEO

Christopher Shackelton Elected as Chairman of the Board

Tampa, Fla. – December 23, 2021 – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) today announced that William P. Murnane is stepping down as Chairman and CEO. Robert DeVincenzi, currently lead independent director of the Lazydays Board, will assume the role of Interim CEO on January 1, 2022. Christopher Shackelton, a current director on the Board, has been named the new Chairman of the Board effective December 23, 2021.

Mr. Murnane notified the Board of his decision to resign as Chairman effective December 22, 2021, and as CEO effective March 16, 2022. At the Board’s election, and consistent with the terms of Mr. Murnane’s employment, the Board accelerated the CEO transition date to January 1, 2022.

The Board is commencing a search for Mr. Murnane’s successor and is engaging a leading executive search firm to identify and evaluate candidates.

Mr. Shackelton said, “On behalf of the Board of Directors, I thank Bill for his many important contributions over the past five years as CEO and the past 12 years as Board Chairman. Bill has overseen the Company’s national expansion while building on our strong relationships with OEM partners and growing our loyal and passionate customer base. We wish him all the best in the future.”

Mr. DeVincenzi said, “I am honored to take on the role of Interim CEO and have every confidence that this will be a seamless transition for all our stakeholders. Lazydays has some of the most dedicated employees in the industry. As the Board conducts a CEO search process, I look forward to working closely with them and the entire Lazydays leadership team to execute on our growth strategy and uphold our reputation as ‘The RV authority.’”

Mr. DeVincenzi added, “As part of the transition, the Board intends to conduct a full review of the Company’s capital allocation framework. With our strong balance sheet and high levels of cash flow generation, coupled with the growing interest in the RV lifestyle, we are excited about the many opportunities to create value for our employees, partners and shareholders.”

Mr. DeVincenzi was appointed to the Company’s Board of Directors as lead independent director in October 2021. He has had a lengthy career in various technology and services markets and has extensive executive and board-level experience. Mr. DeVincenzi currently serves as Chairman of the Board of Universal Technical Institute (NYSE-UTI), a nationwide provider of technical education and training. He is also a principal partner in Lupine Venture Group, a business advisory firm that provides strategic consulting and corporate development advisory services. In addition, he serves as an Adjunct Professor of Strategic Management at California State University, Monterey Bay. Earlier in his career, Mr. DeVincenzi served as a director and also as President and CEO of Redflex Holding Limited (ASX-RDF), a global business focused on road, vehicle, and pedestrian safety products and services. He received a Master of Arts degree from Gonzaga University in Organizational Leadership and a Bachelor of Science degree in Business Administration from California State University, San Luis Obispo.

ABOUT LAZYDAYS RV

As an iconic brand in the RV industry, Lazydays, The RV Authority, consistently provides the best RV sales, service, and ownership experience, which is why RVers and their families become Customers for Life. Lazydays continues to add locations at a rapid pace as it executes its geographic expansion strategy that includes both acquisitions and greenfields.

Since 1976, Lazydays RV has built a reputation for providing an outstanding customer experience with exceptional service excellence and unparalleled product expertise, along with being a preferred place to rest and recharge with other RVers. By offering the top selection of RV brands from the nation’s leading manufacturers, state-of-the-art service facilities, and thousands of accessories and hard-to-find parts, Lazydays RV provides everything RVers need and want.

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays ability to execute its growth strategy, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of coronavirus (COVID-19) and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

News Contact:

+1 (813) 204-4099

investors@lazydays.com